Exhibit 10.4

Trading Agreement of

Jyong Biotech Ltd. Service Shares

Signed between

Taizhou City Optimization Upgrading Partnership (Limited) Corporation

And

Medi-life Co. Limited

Sira View Corp.

Jyong Biotech Ltd.

Health Ever Bio-Tech Co., Ltd. and

KUO FU-FENG

2019.05.15

i

Trading Agreement of Jyong Biotech Ltd. Service Shares

Party A (investor, the receiving party of targeted shares):

Party A: Taizhou City Optimization Upgrading Partnership (Limited) Corporation

Address: Room 1501-66, Development and Investment Commercial Building, Taizhou City, Zhejiang Province

Party B (Seller of targeted shares):

Party B1: Medi-life Co., Limited

Address: 2nd Floor, Jons im Place, 28 Queen’s Road Est, Wanchai, Wanchai, Hong Kong

Party B2: Sira View Corp.

Address: Rm. 1205, 7F, No. 85, Sec 6, Zongxiao E. Rd., Nangang Dist., Taipei, Taiwan

Party C (Target Company):

Party C: Jyong Biotech Ltd.

Address: 5F.-6, No. 51, Sec. 2, Keelung Rd., Xinyi Dist., Taipei City

Party D (actual operating company):

Party D: Health Ever Bio-Tech Co., Ltd.

Address: 5F.-6, No. 51, Sec. 2, Keelung Rd., Xinyi Dist., Taipei City

Party E (actual controlling person of Target Company):

Party E: KUO FU-FENG

Address: 5F.-6, No. 51, Sec. 2, Keelung Rd., Xinyi Dist., Taipei City

(The Party A, Party B, Party C, Party D and Party E in this Agreement are called the “all parties”; each party is called “one party” depending on the texting requirements)

Due to the fact that:

1.	Jyong Biotech Ltd. (hereinafter is called the “Target Company” or “Company”) is a company incorporated under the laws of the (Cayman Islands); up to the date of signing this Agreement, the registered capital of the Target Company is US $50,000, the total stock shares are 5,000,000,000 shares, $0.00001 per share.

2.	The Jyong Biotech Ltd. (“Jyong Biotech” or “actual operating company”) is an effectively existing Co., Ltd. incorporated in Taiwan and controlled by KUO FU-FENG. Up to the date of signing this Agreement, the registered capital of Jyong Biotech is NT$1,000,000,000.00, the issued capital is NT$733,610,000.00, the total stock shares are 100,000,000.00 shares, the issued shares are 73,361,000.00 shares, the par value per share is NT$10, all are common stocks. The Target Company has been holding 100% of the Jyong Biotech shares since 2019.04.19 (the base date).

3.	Party B1 holds 1,319,000 shares of the Target Company, Party B2 holds 1,528,910 shares of the Target Company; Party A plans to hold the stock-share right of the Target Company by receiving the 1,794,258 shares of the Target Company from Party B, which is 1,022,258 shares from Party B1 and 772,000 shares from Party B2. After Party A has received the shares from Party B, the shares-holding percentage of the Target Company shall be 2.446%. All parties agree that Party A receives the shares of the Target Company from Party B according to the terms and procedure specified in this Agreement.

4.	All parties of this Agreement have sufficiently understood the rights and obligations of all parties and agree to perform this investing activity per law.

Based on above, all parties follow the PRC laws, regulations and codes to reach the following Agreement with friendly negotiation:

Article 1 Definitions and explanations

1.1	Unless otherwise specified or with different meaning explained by the above or below statements in this Agreement, the following terms in this Agreement have the meanings stated in below:

This Agreement	Refer to	This shares-trading agreement, including the timely amendments and complementary
Target Company, Company	Refer to	Jyong Biotech Ltd.
Jyong Biotech	Refer to	Jyong Biotech Ltd. (Taiwan), an effectively existing Co., Ltd. incorporated in Taiwan, currently KUO FU-FENG is the chairman and actually controls the company.
Actual controlling person, shares-holder	Refer to	KUO FU-FENG
Investor, Party A	Refer to	Taizhou City Optimization Upgrading Partnership (Limited) Corporation, a subsidiary of Taizhou Financial Investment Co., Ltd.
Rules	Refer to	The rules of Target Company, including the timely amendments and complementary
Overseas framework	Refer to	For the purpose of listing Jyong Biotech outside of Taiwan, transfer Jyong Biotech's shareholders' equity to an overall corporate framework directly or indirectly held by the Target Company
In-framework company	Refer to	Except for the shareholders of the Target Company, all companies that form an overseas framework, including but not limited to Jyong Biotech and the Target Company

This investment	Refer to	Party A plans to acquire a total of 1,794,258 shares of the Target Company held by Party B at a price of RMB 112.5 million. After the completion of the investment, Party A will hold 2.446% of the equity of the Target Company.
Targeted shares	Refer to	According to the provisions of this Agreement, Party A has acquired 1,794,258 shares of the Target Company
Share-transfer payment, transfer payment	Refer to	The total price paid by Party A to Party B for the transfer of the targeted shares is RMB 112.5 million
Value calculation	Refer to	The value of this investment is based on the premise that the Target Company will hold 100% of Jyong Biotech's equity, and the Target Company is valued at RMB 4.6 billion.
Loan date	Refer to	The date on which the investment funds are paid by Party A to the designated account of Party B
Delivery	Refer to	Party A shall pay Party B all the investment funds
Delivery date	Refer to	The day when Party A pays Party B all the investment funds
Transition period	Refer to	The period from the signing date of this agreement to the delivery date
Qualified issuance and listing, IPO	Refer to	"Qualified Issuance and Listing" refers to the Target Company's public offering of shares and listing on the main board of the Hong Kong Stock Exchange
A1 application	Refer to	The Target Company submits listing application materials to the Listing Committee of the Hong Kong Stock Exchange according to the Hong Kong Stock Exchange's Main Board Listing Rules
Sell	Refer to	With the approval of the investor, the Target Company or its shareholders accept offers from other investors to acquire the equity of the Target Company
Merger and acquisition, M&A	Refer to	The acquirer purchases the equity/stocks or assets of the acquiree with cash or negotiable securities, so as to obtain the ownership of all the assets of the acquiree or an asset, or control over the acquiree
Transaction documents	Refer to	In order to complete this investment, the legal documents signed by the parties of this Agreement, including but not limited to this Agreement, the articles of rules of the Target Company and other documents (including the timely amendments and complementary)
Trade	Refer to	Any arrangement regarding the trading of assets, transfer of equity, transfer of creditor’s rights and obligations, creation of guarantees or other arrangements designed to create or alter or extinguish rights and obligations

Material adverse change	Refer to

1. Any one of the following situations, changes or effects involving the companies in the framework: (a) causes or with sufficient evidence to show that the business, assets, liabilities (including but not limited to contingent liabilities), operating results or financial conditions of the companies in the framework may cause adverse effects, resulting in direct economic losses of companies within the framework exceeding NT$500 million or its equivalent in RMB; or (b) the company within the framework currently conducts operations and business in the way or with sufficient evidence that may cause adverse effects to the operation or business;

2. The actual control-person has lost the ability to continuously perform his duties to the Target Company for more than one month

Related party	Refer to	For any particular institution or person, directly or indirectly controls the institution or person, or is controlled by the institution or person, or is jointly controlled by another institution or person. The term "control" means the ownership of fifty-one percent (51%) or more of the registered capital of a company or other entity, or the power to appoint a legal representative, president or other principal officer of a business or other entity, or have the power to decide the financial and operating policies of a company or other entity
Hong Kong subsidiary	Refer to	A fully owned subsidiary established by the Target Company in Hong Kong
Taizhou subsidiary	Refer to	A fully owned subsidiary established by the Hong Kong subsidiary of the Target Company in Taizhou, PRC
Taizhou subsidiary equity pledge	Refer to	The Hong Kong subsidiary of the Target Company pledges the equity of the Taizhou subsidiary to the investor. If the Target Company completes the qualified issuance and listing according to the agreement, the equity pledge will be automatically released; if the Target Company fails to complete the qualified issuance and listing according to the agreement, it counts on the equity pledge recovery matters
Investor's follow-up additional investment	Refer to	Before December 31, 2019, if the Target Company conducts follow-up equity financing, the investor can then subscribe for an additional RMB 117.5 million worth of new shares from the Target Company based on the Target Company's valuation recognized by other investors in the same round. The specific investment method and terms will be separately agreed by the parties at that time.
Shareholder	Refer to	Individual or all shareholders of the Target Company
Equity	Refer to	Equity, share capital or other proprietary interest in any Target Company, or any option, guarantee or other securities directly or indirectly convertible or convertible into such equity, capital or other proprietary interest
Equity ratio	Refer to	Percentage of shares held by one shareholder against the entire issued share capital of the Target Company (on a fully diluted basis)
Chinese mainland	Refer to	The Mainland of the PRC, yet, for the purposes of this Agreement, it excludes Hong Kong, Macau and Taiwan
Taiwan, China	Refer to	Taiwan of People's Republic of China
Working day	Refer to	Dates other than Saturdays, Sundays, and Chinese statutory holidays

1.2	The titles are for reading convenience only and won’t affect the interpretation of this Agreement.

1.3	Unless otherwise stated, all actions to be implemented as required by this Agreement shall be implemented on the first working day after the non-working day if it occurs on a non-working day.

Article 2 Investment and delivery

2.1	Current Target Company condition

Up to the date of signing this Agreement, the registered capital of the Target Company is US$50,000, and the total number of shares is 5,000,000,000 shares at a price of US$0.00001 per share. Shareholders hold more than 10% equity of the Target Company and their shareholdings are listed as follows:

Shareholder	Shares	Share Ratio
Common Shares
KUO FU-FENG	14,749,500	22.3222%
Perfect Minds Co., Ltd.	10,100,000	15.2856%
Linkage Gladden Enterprise Ltd.	6,863,548	10.3875%

2.2	This investment

All parties agree that after the prerequisites stipulated in this Agreement are satisfied, Party A will receive the total 1,794,258 shares of the Target Company held by Party B, including 1,022,258 shares from Party B1 and 772,000 shares from Party B2. Party A will pay Party B all the shares-transfer payment.

2.3	Release date of payment

2.3.1	Party A shall pay Party B the transfer payment as follows:

After Party A has completed the approval procedure for direct outbound investment (ODO) according to the PRC laws and regulations, and obtained all information including the competent state-owned assets management department, development and reform commission, commerce department, and foreign exchange management department, etc.; within five (5) working days from the date when all the preconditions for payment of share transfer payment stipulated in Article 3 of this Agreement are satisfied (or is entirely or partially exempted by the investee), Party A will designate an account to Party B. The one-time full payment of the transfer amount is RMB 112.5 million, of which the transfer amount paid to Party B 1 is RMB 64,095,589.93, and the transfer amount paid to Party B 2 is RMB 48,404,410.07. When the bank accepts the remittance, the real-time exchange rate (RMB to USD) displayed by the bank's operating system shall prevail.

2.3.2	Account designated by Party B

Party B1:

Account name: Medi-Life Co., Limited

Account number: 848-628608-838

Depositary bank: The Hong Kong and Shanghai Banking Corporation Limited

SWIFT CODE: HSBCHKHHHKH

Party B2:

Account name: S IR A V IE W CORP.

Account number: 941-11-016333-6

Depositary bank: First Commercial Bank Hong Kong Branch

SWIFT CODE: FCBKHKHH

2.4	Delivery and delivery date

2.4.1	After Party A has paid Party B the share transfer payment, the delivery will be completed.

2.4.2	The day that Party A Pays Party B the share transfer payment is the delivery date.

Article 3 Prerequisites

3.1	The prerequisites for Party A to pay the investment funds are:

3.1.1	From the date of signing this Agreement to the delivery date, there is no material adverse change in the assets, business operations and financial conditions of the Target Company and Jyong Biotech;

3.1.2	The Target Company, Jyong Biotech, the actual control-person, and every promise, statement and warranty made by Party B in this Agreement are substantially true, accurate, complete and without misleading;

3.1.3	The Target Company, Jyong Biotech, and the actual control-person have fully and punctually fulfilled all their obligations in this Agreement, and there is no failure in fulfilling their obligations;

3.1.4	The transaction documents related to this investment have been duly signed by all parties in a format satisfactory to the investor;

3.1.5	The Target Company should complete the acquisition of 100% of Jyong Biotech's shares, change Jyong Biotech into a subsidiary with 100% of the shares held by the Target Company, and provide the register of shareholder list issued by the third-party public trust agency to prove that the Target Company has held 100% equity of Jyong Biotech shares;

3.1.6	The Hong Kong subsidiary of the Target Company has completed the establishment of Taizhou Subsidiary, and the Target Company holds 100% equity of Taizhou Subsidiary through its Hong Kong subsidiary. The Hong Kong subsidiary's first paid-in capital contribution to Taizhou Subsidiary shall exceed RMB 5 million. The Target Company has submitted all originals of the approval/filing documents established by Taizhou Subsidiary to the investor for its verification. The Hong Kong subsidiary has pledged 100% of the equity of Taizhou Subsidiary held by the Hong Kong subsidiary to the investor. The equity pledge registration will automatically become invalid after the Target Company is qualified for issuance and listing.

3.1.7	The Target Company has submitted to the investor a register of shareholders (issued by an authorized agency in the Cayman Islands) that the Target Company holds 100% of the equity of Jyong Biotech, which shows that Party A is an existing shareholder of the Target Company;

3.1.8	The Target Company has submitted to the investor a written statement issued by its authorized agency in the Cayman Islands that the Target Company has no natural person in mainland China;

3.1.9	The Target Company has held an internal decision-making meeting (such as shareholders' meeting or board of directors meeting) on this investment according to local laws and the company's rules, with the resolution has approved the investment, and the internal decision-making meeting resolutions have been effectively signed.

3.2	The prerequisites for Party B to transfer the targeted shares are:

3.2.1	Every commitment, statement and warranty made by Party A under this Agreement is true, accurate, complete and not misleading in material respects at the statements, delivery and up to the time of delivery.

3.2.2	Party A has fully and punctually fulfilled all its obligations stipulated in this Agreement, and there is no situation of unfulfilled obligations.

3.2.3	Party A has convened an internal decision-making meeting on this investment according to local laws and the company's rules, and has resolved to approve the investment; the said internal decision-making meeting resolutions have been effectively signed.

3.2.4	Party A has obtained all authorizations, consents, exemptions or permits from the third parties or government agencies required to complete this trading transaction.

Article 4 Transitional arrangements

4.1	The period between the signing date of this Agreement and the delivery date is the transition period.

4.2	The right to know during the transition period

During the transition period, the investor has the right to know all material information related to the existence and operation of the Target Company and Jyong Biotech; the actual control-person should immediately inform the investor if the following situations occur or may occur:

4.2.1	The clinical trials of Jyong Biotech's new drugs (i.e., MCS-2 for the prevention of prostatic hypertrophy and MCS-8 for the prevention of prostate cancer), medicine license applications in various places (mainland China, Taiwan, the United States or Canada) have material adverse conditions, or the related technologies or patents suffer from significant uncertainty;

4.2.2	The Target Company and Jyong Biotech are subject to administrative penalties by the governmental authorities such as medical, health, business, taxation, fire protection, environmental protection departments, etc., or may subject the company within the framework to criminal penalties;

4.2.3	As far as the Target Company knows, the Target Company and Jyong Biotech are involved in civil litigation or arbitration disputes or potential disputes, and may be liable for civil compensations;

4.2.4	The Target Company, operating entity and other companies in the framework have newly added single or accumulated large liabilities during the transition period reaching NT$500 million or the equivalent of RMB;

4.2.5	The main assets of the Target Company and Jyong Biotech are subject to any encumbrances, judicial freezing, seizure or claims by any other third party;

4.2.6	The Target Company and Jyong Biotech suffered large losses in the amount exceeding NT$500 million or the equivalent of RMB during the transition period;

4.2.7	Other adverse events that cause significant changes in assets, liabilities and shareholders' equity of the Target Company and Jyong Biotech.

In the event of the aforesaid conditions in this article and the investor does not agree to the exemption, the investor has the right to unilaterally rescind this Agreement.

4.3	During the transition period, unless based on this Agreement or with the written consent of the investor, the Target Company and the actual control-person commit that:

4.3.1	The Target Company and Jyong Biotech will not distribute dividends or increase or decrease the registered capital (except for the Target Company to complete the equity adjustment in Article 3.1.5 of prerequisites);

4.3.2	The Target Company and Jyong Biotech shall not be separated, merged with the third party, or acquire the equity, assets or business of the third party;

4.3.3	Except for the need to amend the company rules due to this investment and pre-investment adjustment, the Target Company and Jyong Biotech shall not revise the company rules;

4.3.4	The Target Company and Jyong Biotech operate in the usual way and in compliance with all applicable laws and regulations. They shall continue to maintain their relationship with customers to ensure that the company's goodwill and operations will not be materially and adversely affected after the transaction is completed;

4.3.5	Jyong Biotech shall not transfer intellectual property rights or know-how to external parties, and shall not authorize third parties to use the intellectual property rights or know-how of the Target Company;

4.3.6	Jyong Biotech promptly performs contracts, agreements or other documents related to Jyong Biotech's assets and business;

4.3.7	The Target Company and Jyong Biotech will not repay loans in advance, they shall pay due accounts payable and other debts on time, and do not conduct any abnormal transactions or any behaviors that cause abnormal debts during normal business activities;

4.3.8	Do its best to ensure that the Target Company and Jyong Biotech continue to operate legally, and to obtain and maintain all government approvals and other permits and consents required for their operations;

4.3.9	Do not violate the commitments, statements and warranties made in this Agreement;

4.3.10	Promptly notify the investor in writing of any events, facts, conditions, changes or other circumstances that have caused or may have a material adverse effect on the Target Company or Jyong Biotech;

4.3.11	Strictly follow the laws and regulations, handle Jyong Biotech tax matters in the usual way;

4.3.12	Jyong Biotech shall not change its accountant;

4.3.13	The Target Company and Jyong Biotech shall not establish or conduct related transactions that do not conform to the principle of fair trading or occur connected transactions outside of normal business operations;

4.3.14	The actual control-person continues to serve as the major management position such as the chairman or president of the Target Company and Jyong Biotech and other, and full-time contributes all his energy to serve the Target Company and Jyong Biotech, creating maximum benefits for the Target Company and its shareholders.

Article 5 Documents Transfer

5.1	Before paying the shares transfer payment to Party B by Party A, all parties shall complete the handover of the documents stipulated in the next paragraph at the location of Party A or other time and place agreed by the parties.

5.2	The actual control-person shall present and deliver the following documents to Party A:

5.2.1	A copy of the updated shareholder register of the Target Company, with the original for investors to check thereof. The investor should have been registered as a shareholder holding equity interest in the Target Company on the said shareholder registers;

5.2.2	The original copy of the share certificate, which reflects the investor's shareholder status and the situation of the Target Company's issuance of shares to the investor.

Party A shall cooperate in providing its identity documents, making the Target Company register Party A as the shareholder holding the equity of the Target Company on the register of shareholders. However, the Target Company shall inform Party A of the required documents; meanwhile, the Target Company and the actual control-person commit that the aforesaid identity documents provided by Party A are only used for the purpose of updating the Target Company's register of shareholders.

Article 6 Commitments, Statements & Promises

6.1	Each of the parties in this Agreement warrants to the other parties that:

6.1.1	The signing and performance of this Agreement will not cause it to violate any laws, regulations and provisions, or become the restriction to a party from any agreement, resolution or arrangement;

6.1.2	It has the complete power and authorization to sign and deliver this Agreement and other documents related to the trading described in this Agreement, and it has the complete power and authorization to perform the trading described in this Agreement;

6.1.3	All documents submitted for the signing and performance of this Agreement are true, accurate, complete, detailed and free from material and substantial omissions and misleading.

6.2	Party B warrants to Party A:

6.2.1	Party B legally holds the targeted shares and has fully paid the capital contribution;

6.2.2	The targeted shares held by Party B are not subject to any pledge, liability or other form or nature of guarantees or encumbrances, nor are there any disputes, and are exempt from recourse by the third party;

6.3	The Target Company and the actual control-person guarantee to the investor:

6.3.1	Before the investor pays the investment, the registered capital of the Target Company is US$50,000, which is divided into 5,000,000,000 common shares, each with a par value of US$0.00001. The total shares issued by the Target Company are 73,361,000 shares, which are all common shares; the capital contribution has been fully paid. The Target Company currently does not have options, warrants, conversion privileges or other rights or agreements related to the issue of shares to purchase any equity securities from any other third party;

6.3.2	The Target Company and Jyong Biotech are corporates established and legally existing according to the laws of Cayman Islands and Taiwan respectively; the business scope, operation mode and actual business operation of the Target Company and Jyong Biotech are in compliance with laws and regulations in all major aspects and other normative documents; all government licenses, approvals, registrations, and filings that have a significant impact on Jyong Biotech’s business activities have been applied for and obtained according to the law, and such licenses, approvals, registrations, and filings remain valid;

6.3.3	As far as the Target Company knows and believes, the Target Company and Jyong Biotech legally own and have the right to use all of its fixed and intangible assets; there is no guarantee, judicial freeze, seizure or any rights request from other third party on such assets.

6.3.4	As of the date of signing this Agreement, (1) Jyong Biotech's new drug for the prevention of benign prostatic hypertrophy (MCS-2) has completed Phase III clinical trials in Taiwan and the United States, and has obtained the Canada Nature Product certification; the application of Phase III clinical trial permission has been accepted by the competent authorities in mainland China. (2) Jyong Biotech's new drug for the prevention of prostate cancer (MCS-8) has started Phase II clinical trial in Taiwan, China in 2014;

6.3.5	To the best of the Target Company's knowledge and belief, Jyong Biotech's major contracts are legal, valid and enforceable according to law, are signed for normal business purposes, in line with routine transactions; all currently valid contracts are properly performed in material aspects, and no any breach of contract by Jyong Biotech is aware of in all material respects;

6.3.6	The Target Company and Jyong Biotech do not have any other debts not reflected in the financial statements (reports) except what has been disclosed to investors; the Target Company and Jyong Biotech have not disclosed to the company's shareholders, directors, supervisors, senior executives. or related parties to provide financial support, the Target Company, Jyong Biotech does not have any debt, mortgage, pledge, lien or other forms of guarantee or counter-guarantee, or other forms of contingent debts, liabilities or obligations. Yet, the liabilities or obligations made by Jyong Biotech in the normal course of business operations or the balanced debts or liabilities are excluded;

6.3.7	To the best of the Target Company's knowledge and belief, Jyong Biotech has completed all tax registrations required by laws and regulations, and has paid significant taxes due. Jyong Biotech has submitted the requested information to any requesting tax authorities; as of the date of the shares trading Agreement, there is no material dispute between Jyong Biotech and the tax authorities concerning Jyong Biotech's tax liability or tax benefits. Jyong Biotech maintains financial information for normal tax recording and payment and sufficient information on tax incentives approved by government departments;

6.3.8	To the best of the Target Company's knowledge and belief, the Target Company and Jyong Biotech do not have any of the following situations that have a material adverse effect or a negative impact on the company, whether it has been completed or not, pending or known to the Target Company and Jyong Biotech yet intentionally concealed thereof: (1) The government department imposes penalties, injunctions or orders on the Target Company and Jyong Biotech; (2) other procedures or disputes in which the Target Company and Jyong Biotech are a party against the civil, criminal, administrative litigation or arbitration, etc.;

6.3.9	To the best of the Target Company's knowledge and belief, (1) Jyong Biotech's employment of employees complies with applicable labor laws and regulations; (2) there is no existing labor dispute or arguments between Jyong Biotech and its current employees or ex-employees; (3) Jyong Biotech does not have any due but unpaid compensation for the termination of the labor relationship or other similar employment-related compensation obligation;

6.3.10	To the best of the Target Company's knowledge and belief, Jyong Biotech's health and industry comply with the laws and regulations of Taiwan and China in all major aspects;

6.3.11	Jyong Biotech's financial statements (reports) provided by Jyong Biotech to investors truly, completely and accurately reflect Jyong Biotech's operating conditions and financial conditions during the corresponding period in material respects. All financial statements and management accounts (including transfer accounts) of Jyong Biotech are formulated according to the financial and accounting systems of laws in Taiwan, China, and combined the specific circumstances of Jyong Biotech and truly and fairly reflect the financial and operating conditions during the company's date or period of accounts. Taiwan's financial records and information fully comply with the requirements of Taiwan's laws and regulations and Taiwan's standard accounting principles;

6.3.12	Except for the related party transactions disclosed to the investors, as of the date of signing this Agreement, there are no other unresolved related party transactions between the Target Company and Jyong Biotech.

6.3.13	All documents, materials, information and commitment letters provided by the Target Company and Jyong Biotech to investors before and after the signing and delivery of this Agreement are true, accurate, complete, detailed and free from material and substantial omissions and misleading;

6.3.14	The Target Company and the actual control-person promise that all intellectual property rights and patents of Jyong Biotech will be transferred to the entirely owned subsidiary of the Target Company;

6.3.15	The only authorized party for the production and marketing of Jyong Biotech's MCS-2, MCS-6, and MCS-8 products in mainland China in the future will be the Taizhou Subsidiary. The only authorized party for global production and marketing of new-developed medicines from the Target Company and its related enterprises is the Taizhou Subsidiary.

6.4	Investor's commitments and guarantees

6.4.1	The investor has sufficient funds to complete the investment.

6.4.2	The investor commits that if the Target Company completes the qualified issuance and listing per the provisions of this Agreement, the investor will not reduce its shares in the Target Company within five years from the delivery date after the qualified issuance and listing of the Target Company.

6.4.3	Five years after the Target Company's qualified issuance and listing, after the investor has coordinated with the Target Company and the actual control-person, the investor will, made in three years, gradually reduce part of the shares of the Target Company held by it, until the investor has recovered its principal investment amount and respective interest based on the loan benchmark interest rate of People's Bank of China in the same period. The counting period of interest starts from the date of payment by the investor until the date when the investor recovers the investment. For the shares that the investor still holds through the above methods, the investor will long-term hold it, or another coordinates with the Target Company and the actual control-person in the future to negotiate the reduction issue

6.5	When the Target Company submits an A1 application to the Hong Kong Stock Exchange, all special protection rights enjoyed by Party A under Article 6 of this shares trading Agreement shall be automatically suspended. If the Target Company fails to pass the hearing procedure or the Target Company withdraws the A1 application, the above terms will automatically resume its validity, and has retrospective rights to the rights and interests of investors during the period of expiration; the period will be automatically extended. The commitments and guarantees made by Party B, the Target Company and the actual control-person according to Article 6 of this shares trading Agreement shall be automatically terminated after the Target Company completes the qualified issuance and listing.

Article 7 Investor's priority

7.1	Anti-dilution

Before the Target Company is eligible for issuance and listing, unless obtained the investor has issued the written consent, the unit price that the Target Company subsequently increases its registered capital, issues new shares, issues convertible bonds and other equity financing tools (hereinafter is called the "subsequent financing") shall not be lower than the unit price per share of the investor in this investment.

Otherwise, as an anti-dilution protection measure, the investor has the right to require the Target Company or the actual control-person to provide cash compensation based on the investment price of the new investor during subsequent financing to ensure that the investor's equity is not diluted. However, the adjustment mechanism of this article does not apply to the transfer of equity to employees for the purpose of making employee equity incentives.

Cash compensation = investment amount of the investor - pre-investment valuation of the Target Company in the subsequent financing x the ratio of the (investment amount of the investor in this shares transfer trading) to the (equity of the Target Company before the subsequent financing) - cash compensation paid

If an investor invests in a Target Company at different valuations in different times, the cash compensation for each investment run shall be calculated separately according to the investment agreement for each investment run.

For the above compensation, the Target Company or the actual control-person shall complete it within one month from the date of receiving the written compensation notice from the investor, and the Target Company and the actual control-person shall be jointly and severally liable for the above compensation obligations.

7.2	Shares buy-back

7.2.1	After the completion of this investment, if any of the following situations occurs in the Target Company/Jyong Biotech, the investor has the right to require Party B to buy back all or part of the equity of the Target Company held by the investor:

(1)	The Target Company failed to achieve qualified issuance and listing on the Hong Kong Stock Exchange within five years after the completion of delivery of this investment;

(2)	Or the Target Company/Jyong Biotech/actual control-person has materially violated the commitments and guarantees under this Agreement, or the post-delivery obligations;

(3)	The actual control-person of Target Company has changed to another person;

(4)	The main business of Jyong Biotech has undergone major changes (except with the consent of the investor);

7.2.2	In case one of the above circumstances occurs, Party B1 and Party B2 shall, according to the requirements of the investor, pay the investment amount and interest to the investor in cash (according to the total investment amount the investor has paid for the equity transfer payment, the interest is counted from the date of buying the equity specified in this Agreement to the date that Party B or the actual control-person has paid the full amount of the equity buy-back payment, according to the benchmark interest rate of the People's Bank of China on the date) to buy back the total or partial equity held on the investor; the Target Company, actual control-person and Jyong Biotech shall be jointly and severally liable for the aforesaid buy-back obligations of Party B1 and Party B2:

Party B shall fully pay the investor the buy-back price within one month from the date of receiving the investor's written equity buy-back notice, and the Target Company, actual control-person and Jyong Biotech shall jointly and severally pay off the buy-back payment obligation for the aforesaid equity buy-back responsibility.

7.3	Subsequent additional investment by investor

Before December 31, 2019, if the Target Company conducts subsequent financing, the investor at that time may have the right to add an additional investment of no more than RMB 117.5 million to the Target Company based on the valuation of the Target Company recognized by other investors in the same investment run; yet, the investment shall not exceed RMB 117.5 million and the investment ratio in this investment shall not be higher than 50% of the total financing of this investment run; the new investment is used to subscribe for new shares issued by the Target Company. The specific investment method and terms will be determined by the investor, the Target Company, the actual control-person and related parties.

7.4	Equity transfer restrictions

Unless the investor agrees in writing, before the Target Company is eligible for issuance and listing, the actual control-person and related shareholders shall not directly or indirectly sell/transfer/pledge their equity in the Target Company.

7.5	Pre-emptive right of selling priority

If the Target Company fails to complete the qualified issuance and listing within five years after the delivery date, and if there is a third party recognized by the investor which acquires the Target Company at a price higher than the valuation of this investment, the investor has the right to request the company's pre-investment shareholders to sell some or all of their equities of the Target Company together. If the actual control-person or the person acting in concert does not agree to sell the equity of the Target Company together with the investor, it shall buy all the equity of the Target Company held by the investor at a price and conditions not lower than those of the third-party M&A; otherwise, it shall cooperate with the investor to exercise the pre-emptive right of selling equity.

7.6	Pre-emptive right of subscribing equity

Before the Target Company is eligible for issuance and listing, if the Target Company issues any new securities, under the same price and conditions, the investor has the right to subscribe for any securities to be issued in proportion to its shareholding in the Target Company.

7.7	Pre-emptive right of buying equity

Unless otherwise specified by laws, before the Target Company is qualified for issuance and listing, if the pre-investment shareholders of the Target Company transferring all or part of the equity of the Target Company they hold to any third party (except for equity transfer for the purpose of performing employee equity incentives), the investment party enjoys the pre-emptive right of buying equity under the same conditions according to the shareholding ratio of the Target Company.

7.8	Pre-emptive right of selling equity

For the actual control-person and/or related shareholders transferring all or part of the equity of the Target Company they hold to any third party (except for equity transfer for the purpose of employee equity incentives), if the investor does not exercise the pre-emptive right of buying equity, the investor has the pre-emptive right to sell all or part of the equity of the Target Company it holds at the price that the actual control-person and/or related shareholders sold the equity of the Target Company.

If the investor chooses to exercise the pre-emptive right of selling equity, the investor shall issue a written notice to the actual control-person and/or related shareholders within 7 days from the date that the pre-investment shareholder sent a written notice, and indicates in the notice the number of shares of the Target Company the investor intends to transfer.

Unless the pre-investment shareholders purchase the equity that the investor could have sold at the same price and conditions, if the third party does not accept it, the actual control-person and/or related shareholders shall not transfer equity to the third party. If the actual control-person and/or related shareholders sell the equity of the Target Company that violates the provisions stated in this article, the investor has the right to forcibly sell the equity that should have been sold to the third party to the actual control-person and/or related shareholders at the same price and conditions.

7.9	Compensation for lower-than-expected M&A valuations

Before the Target Company is eligible for issuance and listing after the delivery date, if the Target Company is under M&A, the actual control-person shall make every effort to negotiate with the acquirer to strive for the best interests of all shareholders, including the best sale price and other sale conditions, and the investor's corresponding transfer price of the Target Company’s equity the investor holds shall not be lower than the price calculated based on the 12% annual simple interest. If the price corresponding to the purchaser's M&A of the Target Company's equity held by the investor is lower than the above price, the difference will be fully paid by the actual control-person of the Target Company in cash as the compensation to the investor within 30 working days from the date when the actual control-person of the Target Company receives the M&A payment.

Compensation formula for lower-than-expected M&A valuation: C=P-A, where C is the compensation amount that the M&A valuation is lower than expected, P=M*(l+ 12% *N ), where M is the total amount of investment paid by the investor in this investment run, and N is the calendar days from the delivery date to the signing date of M&A agreement divided by 365, A is the transfer fund obtained by the investor in this M&A according to investor’s shareholding ratio.

7.10	Liquidation preference

7.10.1	After the completion of this investment and before the qualified issuance and listing of the Target Company, if the Target Company agrees, the investor shall enjoy the liquidation preference in anyone of the following events (collectively referred to as "liquidation events"):

(1)	The Target Company/Jyong Biotech is dissolved, terminated, bankruptcy, liquidated or plans to terminate its operations for liquidation;

(2)	The Target Company/Jyong Biotech sells, transfers or disposes of all or its core assets, business or any other disposition, and plans to no longer carry out substantive business activities;

(3)	The actual control-person of the Target Company has changed.

7.10.2	After the liquidation event occurs, if the Target Company pays liquidation fees, employees’ salaries, social insurance fees, statutory compensation, and taxes owed, and pays off the company’s debts according to applicable laws, it still has remaining assets left, the Target Company shall give priority to pay the repayment to the investor with 12% annual simple interest; the calculation equation is as follows:

Investor's investment amount x (1+12%xN), where N = the number of calendar days between the date that the investor pays the investment amount and the date of distribution of the remaining assets of the Target Company/365

7.10.3	After the investor is liquidated preferentially according to Article 7.10.2, the remaining assets of the Target Company shall not be involved in the distribution.

7.11	Best preferential investor treatment

All parties agree that if the Target Company sets up terms for other shareholders to be superior to the investor's shareholder rights (including but not limited to general rights and special and preferential rights, etc.), the provisions automatically apply to the investor, that is, the investor will automatically enjoy the same shareholder rights.

7.12	Equity pledge of Taizhou subsidiary

7.12.1	The Target Company establishes a fully-owned Taizhou subsidiary through its Hong Kong subsidiary, and within [10 days] after the completion of the establishment of Taizhou subsidiary, it pledges all the equity of Taizhou subsidiary held by the Hong Kong subsidiary to the investor to ensure that the share buy-back price under the agreed buy-back obligation specified in Article 7.2 of this Agreement is paid. The Target Company and its Hong Kong subsidiary will cooperate with the investor to complete the aforementioned equity pledge.

7.12.2	If the Target Company declares and finally completes the qualified issuance and listing according to this Agreement, the aforementioned equity pledge will be released.

7.12.3	If the Target Company fails to complete the qualified issuance and listing, the Target Company shall pledge the equity of Taizhou subsidiary to the investor again, and cooperate with the investor to complete the equity pledge procedure.

7.13	When the Target Company submits an Al application to the Hong Kong Stock Exchange, all special protection rights enjoyed by Party A under Articles 7.1 to 7.12 of the “Shares Trading Agreement” shall be automatically suspended. If the Target Company fails to pass the hearing procedure or the Target Company withdraws the Al application, all parties commit that the aforesaid special protection clauses will automatically resume their validity, and the rights and interests of the investor during the period of expiration have the right to be retroactive and the period will be automatically extended. The investor in this investment agrees that if the Target Company submits the listing application materials again, all the special protection rights enjoyed by the investor in this investment according to Articles 7.1 to 7.12 of the “Shares Trading Agreement” shall be automatically suspended again.

7.14	The Target Company and the actual control-person commit that if the Target Company fails to achieve a qualified issuance and listing on the Hong Kong Stock Exchange before June 30, 2020, the actual control-person shall urge the Target Company to convene a shareholders convention to pass investor's priority rights described in Article 7.1 to Article 7.11, and amend the rules of the Target Company to include such priority rights in the company rules. If the shareholders convention of the Target Company fails to approve the priority rights of the investor and include such priority rights in the rules of the Target Company, the investor has the right to request Party B to buy back the equity held by the investor. The equity buy-back program and joint and several payment procedures follow Article 7.2 "Shares buy-back" to proceed.

Article 8 Governance framework after investment

8.1	After the completion of this investment, if the Target Company fails to achieve a qualified issuance and listing on the Hong Kong Stock Exchange before June 30, 2020, then, the company within the framework performing the following matters shall obtain the written consent of the investor:

8.1.1	Amending the priority rights enjoyed by the investor in the company rules;

8.1.2	Approval of Target Company's IPO and listing plan or merger and acquisition (M&A) plan, including but not limited to appointing a brokerage firm, choosing the timing of listing, choosing a listing and trading market, and deciding the issue price, etc.;

8.1.3	Increase or decrease the registered capital or paid-in capital of the Target Company, grant or issue any stock equity, option, warrant, convertible bond or any other warrants that may cause the Target Company to increase the registered capital in the future, or take any possible action that cause the investor's equity in the company to be diluted;

8.1.4	The Target Company conducts a physical merger or integration with any other company, except for other plans required for the implementation of reorganization for the completion of a qualified offering and listing;

8.1.5	The company within the framework plans to change its main business, or accesses a new business field other than its main business, or accesses a speculative and arbitrage business field (except for daily fund management);

8.1.6	Sell, transfer, promise-to-use or other forms of any significant trademark, copyright, patent or other intellectual property rights of the company within the framework;

8.1.7	Decide on the profit distribution plan and loss recovery plan of the Target Company.

Article 9 Obligations after delivery

9.1	After the delivery date, without the written permission of the investor, the actual control-person shall not directly or indirectly engage in any business that is same, similar or in competition with the business engaged in by Jyong Biotech ("competitive business") nor directly or indirectly hold any interest in any entity that competes with Jyong Biotech;

From the delivery date, without the written permission of the investor, the actual control-person shall not be self-operated or joint venture with others, or take any direct or indirect way to engage in competitive business ("competitive activities") and other activities that are detrimental to the Target Company’s and Jyong Biotech's interests, which include but are not limited to:

9.1.1	Controlling, participating in or indirectly controlling companies or other organizations engaged in the competitive activities;

9.1.2	Act as a director, management officer, consultant or employee of a company or organization engaged in the competitive activities;

9.1.3	Provide loans, technologies, consulting, customer access or information or any other form of assistance to companies or organizations engaged in the competitive activities;

9.1.4	Directly or indirectly benefit from a competitive activity or a company or other organization engaged in a competitive activity;

9.1.5	Pursue in any form the customers of Jyong Biotech related to its main business, or customers related to Jyong Biotech's production and sales business, no matter whether such customers are Jyong Biotech’s customers before or after the delivery date or not;

9.1.6	Employ in any way through any person or organization directly or indirectly controlled or interested in any person who has left Jyong Biotech since the Delivery Date; and

9.1.7	Attempt in any form to employ the employees Jyong Biotech will employ at that time.

9.2	Information Disclosure

Jyong Biotech shall provide the investor with the following reports, information and materials according to the following provisions:

9.2.1	Within 30 days after the end of each quarter, provide the non-audited quarterly financial statements prepared according to Taiwan Accounting Standards;

9.2.2	Within 90 days after the end of each fiscal year, provide the annual financial statements audited by a well-known accounting firm accepted by the investor according to the Taiwan Accounting Standards;

9.2.3	Provide the annual budget plan approved by Jyong Biotech's board of directors at least 30 days before the start of each new fiscal year;

9.2.4	Provide other operating, management and financial information of Jyong Biotech required by the investor.

9.3	The shareholder representative of the investor has the right to check and review the financial account books of Jyong Biotech on the premise of not affecting the normal operation of the company; and when reasonably necessary, visit its consultants, employees, independent accountants and lawyers regarding the operation of Jyong Biotech.

9.4	If the Target Company, actual control-person or Jyong Biotech violates the provisions of this Agreement, the investor has the right to request Party B to buy back all or part of the equity of the Target Company held by the investor according to Article 7.2 of this Agreement; the Target Company, the actual control-person and Jyong Biotech shall be jointly and severally liable for Party B's buy-back obligations.

Article 10 Release of agreement

10.1	This Agreement may be terminated by:

10.1.1	The parties to this Agreement have been negotiated and agreed in writing;

10.1.2	All parties confirm that if the investor fails to complete the pre-approval procedures for this investment (including but not limited to the ODI approval of competent state-owned assets management department, the National Development and Reform Commission, the commerce department, the foreign exchange management department and other state-owned enterprises in mainland China for overseas investment), this Agreement is automatically terminated, and the investor does not bear any responsibility.

10.1.3	All parties confirm that if Party A fails to pay the investment fund on May 23, 2019, this Agreement will be automatically terminated, and all parties to this Agreement will not bear any responsibility; neither a party can claim any rights against other parties through this Agreement.

10.1.4	When the following circumstances occur, one party may terminate this Agreement by notifying the other party in writing at least ten (10) working days in advance, and the effective date of the termination shall be stated in the notice:

(1)	The representations and warranties made by the other party are or prove to be untrue, inaccurate or misleading in any way;

(2)	The other party fails to perform the agreements, commitments and obligations under this Agreement according to the provisions of this Agreement, and fails to take effective remedial measures within ten (10) working days after the other party issues a written reminder.

10.2	Except as otherwise stipulated in this Agreement, after the termination of this Agreement, all parties shall cooperate with one another, sign all necessary documents and complete all necessary procedures. Party B shall return the principal of the investment paid by the investor; the Target Company and the actual control-person shall be jointly and severally liable for repayment.

10.3	The investor shall cooperate with the Target Company to go through the procedures for withdrawal of shares after receiving the return of the investment principal from Party B, the Target Company, the actual control-person or Jyong Biotech according to this Agreement.

10.4	If this Agreement is rescinded or terminated, other transaction documents signed by all parties regarding this investment will be automatically rescinded or terminated with this Agreement, yet will not affect the claim rights enjoyed by any party according to this Agreement upon its rescission. The rescission or termination of this Agreement shall not affect the validity of the terms of the rescission or termination of this Agreement.

Article 11 Liability for contract breach

11.1	If either party violates this Agreement, or fails to perform its presentations, warranties, obligations or responsibilities in this Agreement, or the breach is not corrected within 30 days after receiving a written notice from the other party, or such remedies cannot be accepted or recognized by the breaching party, the breaching party can immediately declare that the defaulting party has breached the Agreement (except for matters that have obtained the written consent of the non-compliant party).

11.2	The breaching party shall be liable for the breach of Agreement to the breaching party, and shall compensate the breaching party for any losses and costs (including attorney fees, litigation fees, investigation fees, and preservation fees) incurred by the breaching party.

Article 12 Confidentiality

12.1	All discussions, exchanges, documents and any other information related to this investment (including but not limited to the negotiation and signing of this Agreement and the facts of its existence, information about the business or affairs of the parties and their directors, supervisors, managers, employees and shareholders, and information derived from the foregoing information) constitutes confidential information (hereinafter is called the "confidential information"). Both parties agree to keep such information strictly confidential, and neither party shall use the confidential information or disclose or deliver the confidential information in any way to both parties except as required by applicable law or government authority and with the prior written consent of the other party. Neither party shall use the confidential information or in any way disclose or deliver the confidential information to any third party other than the parties or their representatives, outside consultants, accountants, lawyers and other professional service personnel (collectively, the "representatives"); yet, if the confidential information falls under any of the following circumstances, the parties are exempted from the aforesaid obligations:

(1)	The confidential information becomes available to the public and is not caused by the breach of this contract by the parties or their representatives (hereinafter is called the "disclosing party").

(2)	Within the scope of disclosure, the disclosing party is required to report the confidential information to the competent authority or the court according to the law.

(3)	Independently developed by the disclosing party.

(4)	The disclosing party is the holder of the confidential information, not obtained due to breach of any confidentiality obligation, before the date of signing.

(5)	The disclosing party is obtained from a source other than the other party or its representative, and obtained in a non-confidential form not due to breach of any confidentiality obligation.

Article 13 Agreement Validation

13.1	This Agreement shall become effective from the date when it is officially signed and sealed by all parties (if the subject of the contract is a natural person, it shall be signed in person; if the subject of the contract is a corporate or partnership enterprise, it shall be affixed with the official seal of the company or enterprise).

13.2	The rescission or termination of this Agreement shall not affect the rights and obligations of the parties to the Agreement based on this Agreement prior to the rescission/termination.

Article 14 Force Majeure

14.1	Any party that fails to completely or partially perform its obligations under this Agreement due to force majeure and no fault of its own will not be regarded as a breach of contract, but should take all necessary compensatory measures to reduce the damage loss caused by force majeure.

14.2	The party suffered from the force majeure shall notify the other party in writing of the occurrence of the force majeure within 3 working days from the date of the force majeure occurrence, and shall provide the other party with the details of force majeure within 15 working days after the occurrence of force majeure, and a valid proof of the reasons for the failure to perform, or the partial failure to perform, or the need for an extension of performance, which should be issued by a notary institution in the place where the force majeure occurred. According to the degree of its influence on this Agreement, the parties to this Agreement shall negotiate to decide whether to terminate this Agreement, partially exempt from the performance of this Agreement, or postpone the performance of this Agreement. If a consensus cannot be reached within 60 days from the date of the occurrence of the force majeure, either party has the right to terminate this Agreement, and neither party shall be liable for the losses caused to other parties in this Agreement.

14.3	Force majeure refers to unforeseeable, unavoidable and insurmountable objective circumstances, including earthquakes, typhoons, floods, fires, wars and other unforeseeable force majeure events whose occurrence and consequences cannot be prevented or avoided, or the changes of any laws and regulations, or the promulgation of new laws and regulations, or any government action, that directly affects the performance of this Agreement or fails to perform it according to the agreed conditions.

Article 15 Applicable laws and dispute handling

15.1	The conclusion, validity, performance, modification, termination, interpretation of this Agreement and the settlement of disputes arising from or related to this Agreement are all applicable to the laws of the People's Republic of China and governed by the laws of China.

15.2	Any disputes arising out of or in connection with this Agreement shall be resolved through friendly negotiation with best efforts; the above negotiation shall begin immediately after one party notifies the other party in writing that there is a dispute.

15.3	If the parties cannot resolve the dispute through friendly negotiation, either party shall submit the dispute to the people's court where the investor is located for litigation.

15.4	In the event of any dispute and during any ongoing arbitration of any dispute, the parties shall continue to perform their respective other obligations under this Agreement, except the obligations and rights that are the subject of such disputed or ongoing litigation (and shall have right to exercise their respective rights under this Agreement).

Article 16 Notifications

16.1	All notices, requests, claims, demands and other formal communications (“notices”) under this Agreement shall be in writing and signed or stamped by the sender or an authorized representative of the sender. Such notices should:

16.1.1	Be delivered by hand; or

16.1.2	Be delivered by email or other electronic communications.

16.2	Any notice shall be addressed to the relevant parties listed in this clause (or other recipients to whom the relevant parties notify other parties according to this clause). Any notice delivered by personal delivery, email or other electronic communication shall be deemed received when:

16.2.1	Delivered by hand, upon delivery;

16.2.2	Notices given by email or other electronic communication shall be deemed to have been sent to at a later time than the date of transmission of the email or other electronic communication.

16.3	For the purposes of this clause, the parties' correspondence addresses are as follows:

Party A: Taizhou City Optimization Upgrading Partnership (Limited) Corporation

Address: Room 1501-66, Development and Investment Commercial Building, Taizhou City, Zhejiang Province

Recipient: CHEN LI-XING

Telephone: 0576-88591973

Email: chenlx@tzfhc.com

Party B1: Medi-life Co., Limited

Address: 2nd Floor, Jons im Place, 28 Queen’s Road Est, Wanchai, Wanchai, Hong Kong

Recipient: Andy Huang

Telephone: +86 186 9018 5198

Email: jonzeng4288@outlook.com

Party B2: Sira View Corp.

Address: Rm. 1205, 7F, No. 85, Sec 6, Zongxiao E. Rd., Nangang Dist., Taipei, Taiwan

Recipient: Bill Lin

Telephone: +886 963 789 127

Email: siraviewcorp@outlook.com

Target Company: Jyong Biotech Ltd.

Address: 5F.-6, No. 51, Sec. 2, Keelung Rd., Xinyi Dist., Taipei City

Recipient: CHEN RO-TING

Telephone: +886-2-27325257

Email: alex.c@hebiotech.com

Actual operating company: Health Ever Bio-Tech Co., Ltd.

Address: 5F.-6, No. 51, Sec. 2, Keelung Rd., Xinyi Dist., Taipei City

Recipient: KUO FU-FENG

Telephone: +886-2-27325253

Email: ff.kuo@hebiotech.com

Actual controlling person of Target Company: KUO FU-FENG

Address: 5F.-6, No. 51, Sec. 2, Keelung Rd., Xinyi Dist., Taipei City

Recipient: KUO FU-FENG

Telephone: +886-2-27325205

Article 17 Others

17.1	Unless otherwise specified, the failure or delay of either party to this Agreement exercising any right, power or privilege under this Agreement shall not be deemed a waiver of such right, power or privilege, which shall not be deemed to prejudice the exercise of other rights, powers or privileges.

17.2	Without prejudice to other provisions of this Agreement, if any or part of provision in this Agreement is determined to be invalid, illegal or unenforceable under PRC law, or is contrary to public interest, the validity, legality and enforceability of the provisions in other parts of the Agreement should not be affected or impaired in any way. All parties should conduct friendly consultations as soon as possible, and replace the invalid terms with terms that are satisfactory to all parties.

17.3	Unless fulfilled before the delivery date or with the contrary statements in this Agreement, the obligations contained in this Agreement shall go on be valid after the delivery date. If documents inconsistent with this Agreement are provided for the purpose of filing and registration with the government departments, this Agreement shall take precedence over the stipulations in such documents; all parties agree to enjoy the rights and perform obligations according to this Agreement and its supplementary agreements.

17.4	For matters not covered in this Agreement, all parties may sign a supplementary agreement. If the supplementary agreement is inconsistent with this Agreement, the supplementary agreement shall prevail.

17.5	Unless otherwise signed by the parties to this Agreement in writing, neither party can modify or amend this Agreement.

17.6	This Agreement is made in [eight] copies, each party shall hold one copy, and the rest shall be kept by the Target Company for future use; all copies shall have the same legal effect.

(Blank Below)

(This page is the signing page of “Jyong Biotech Ltd.” on shares trading agreement)

Party A: Taizhou City Optimization Upgrading Partnership (Limited) Corporation (Stamping)

Authorized representative:

CHEN LI-XING Stamp

(This page is the signing page of “Jyong Biotech Ltd.” on shares trading agreement)

Party B1: Medi-life Co., Limited (Stamping)

Authorized representative:

(This page is the signing page of “Jyong Biotech Ltd.” on shares trading agreement)

Party B2: Sira View Corp. (Stamping) For and on behalf of Sira View Corp.

Authorized representative:

(This page is the signing page of “Jyong Biotech Ltd.” on shares trading agreement)

Jyong Biotech Ltd. (Stamping) For and on behalf of Jyong Biotech Ltd.

Authorized representative:

(This page is the signing page of “Jyong Biotech Ltd.” on shares trading agreement)

Actual operating company: Health Ever Bio-Tech Co., Ltd. (Stamping)

Authorized representative:

(This page is the signing page of “Jyong Biotech Ltd.” on shares trading agreement)

Actual controlling person of Target Company: (Stamping)

Authorized representative: